UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
February 6, 2007
MASTEC, INC.
(Exact Name of Registrant as Specified in its Charter)

Florida	0-08106	65-0829355

State of Incorporation	Commission File Number	IRS Employer Identification No.

800 S. Douglas Road, 12th Floor, Coral Gables, Florida	33134

Address of principal executive offices	Zip Code
Registrant’s telephone number: (305) 599-1800
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     On February 6, 2007, we acquired the remaining 51% interest in our minority owned joint venture for $8.65 million in cash (net of our approximately $ 6.35 million in our remaining obligations under the venture), 300,000 shares of MasTec common stock (the “MasTec Shares”), and an earn-out through the eighth anniversary of the closing date based on the venture’s future performance. In connection with the purchase, we have entered into a services agreement with our previous joint venture partner to manage the business. Under certain circumstances, including a change of control of MasTec or the entity or a termination of the service agreement under certain circumstances, the remaining earn-out payments will be accelerated and become payable. Under certain circumstances, we may be required to invest up to an additional $3 million in the venture. The entity provides marketing, advertising, promotion, sales and activities for a company in the telecommunications industry.
     In connection with the acquisition, MasTec has agreed to file a registration statement under the Securities Act of 1933, as amended, no later than June 1, 2007, in order to register the resale of 200,000 of the MasTec Shares, and to use its commercially reasonable efforts to cause such registration statement to become effective.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, MasTec, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 12, 2007

MASTEC, INC.
By:	/s/Alberto de Cardenas
Alberto de Cardenas
Executive Vice President and General Counsel

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